As filed with the Securities and Exchange Commission on December 3, 2024

Registration No. 333-145785

Registration No. 333-202051

Registration No. 333-219351

Registration No. 333-257138

Registration No. 333-265816

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-145785

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-202051

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-219351

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-257138

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-265816

Under

The Securities Act of 1933

TECHTARGET HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3483216
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

275 Grove Street Newton, Massachusetts	02466
(Address of Principal Executive Offices)	(Zip Code)

TechTarget, Inc. 1999 Stock Option Plan, as amended

TechTarget, Inc. 2007 Stock Option and Incentive Plan

TechTarget, Inc. 2017 Stock Option and Incentive Plan, as amended

TechTarget, Inc. 2022 Employee Stock Purchase Plan

(Full title of the plan)

Michael Cotoia

Chief Executive Officer

TechTarget, Inc.

275 Grove Street

Newton, Massachusetts 02466

(Name and address of agent for service)

(617) 431-9200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) by TechTarget Holdings Inc. (formerly known as TechTarget, Inc.), a Delaware corporation (the “Registrant”):

•

Registration Statement No. 333-145785, filed with the SEC on August 29, 2007, pertaining to the registration of (i) 7,051,887 shares of common stock of the Registrant, $0.001 par value per share (“Common Stock”), issuable under the TechTarget, Inc. 1999 Stock Option Plan, as amended (the “1999 Stock Option Plan”) and (ii) 5,341,667 shares of Common Stock issuable under the TechTarget, Inc. 2007 Stock Option and Incentive Plan (the “2007 Stock Option and Incentive Plan”), including 2,414,967 shares of Common Stock available for automatic annual increases in the number of shares available for issuance under the 2007 Stock Option and Incentive Plan;

•

Registration Statement No. 333-202051, filed with the SEC on February 12, 2015, pertaining to the registration of 4,000,000 shares of Common Stock issuable under the 1999 Stock Option Plan and 2007 Stock Option and Incentive Plan;

•

Registration Statement No. 333-219351, filed with the SEC on July 19, 2017, pertaining to the registration of 3,000,000 shares of Common Stock issuable under the TechTarget, Inc. 2017 Stock Option and Incentive Plan (the “2017 Stock Option and Incentive Plan”);

•

Registration Statement No. 333-257138, filed with the SEC on June 16, 2021, pertaining to the registration of 3,800,000 shares of Common Stock available for issuance under the 2017 Stock Option and Incentive Plan; and

•

Registration Statement No. 333-265816, filed with the SEC on June 24, 2022, pertaining to the registration of 600,000 shares of Common Stock available for issuance under the TechTarget, Inc. 2022 Employee Stock Purchase Plan.

On December 2, 2024, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 10, 2024, by and among the Registrant, TechTarget, Inc. (formerly known as Toro CombineCo, Inc.) (“New TechTarget”), Toro Acquisition Sub, LLC (“Merger Sub”), Informa PLC, Informa US Holdings Limited (“Informa HoldCo”), and Informa Intrepid Holdings Inc. (“Informa Intrepid”), (i) Informa HoldCo contributed all of the issued and outstanding shares of capital stock of Informa Intrepid, plus $350 million in cash to the Registrant in exchange for shares of New TechTarget common stock, $0.001 par value per share, and (ii) Merger Sub merged with and into the Registrant, with the Registrant surviving the merger and becoming a direct wholly owned subsidiary of New TechTarget (collectively, the “Transactions”).

As a result of the Transactions, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, by filing these Post-Effective Amendments, the Registrant hereby removes from registration all securities registered but unsold under the Registration Statements, if any, as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on December 3, 2024.

TECHTARGET HOLDINGS INC. (FORMERLY KNOWN AS TECHTARGET, INC.)

By:	/s/ Daniel T. Noreck
Name: Daniel T. Noreck
Title: Chief Financial Officer and Treasurer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.